FOR IMMEDIATE RELEASE

SEACOR HOLDINGS ANNOUNCES SECOND QUARTER RESULTS

Fort Lauderdale, FL, July 25, 2018. SEACOR Holdings Inc. (NYSE:CKH) (the “Company”) today announced:

•
For the second quarter, net income was $45.1 million ($2.14 per diluted share) including a net gain of $42.6 million ($1.89 per diluted share) related to the sale of the Company’s interest in Hawker Pacific Airservices, net mark-to-market gains of $0.6 million ($0.03 per diluted share) related to the Company’s investment in 5.2 million shares of Dorian LPG Ltd. (“Dorian”) and net debt extinguishment losses of $4.3 million ($0.19 per diluted share) primarily related to the exchange of the Company’s 3.0% Convertible Senior Notes for new 3.25% Convertible Senior Notes.

•
For the preceding quarter, net income was $0.6 million ($0.04 per diluted share) after incurring net mark-to-market losses of $3.0 million ($0.17 per diluted share) related to the Company’s investment in Dorian and taking a $0.9 million ($0.05 per diluted share) reserve against a claim receivable.

•
For the second quarter, operating income before depreciation and amortization (“OIBDA”)[1], was $30.9 million including $0.5 million of gains on asset dispositions. OIBDA[1] does not include the gain on the sale of Hawker Pacific Airservices as the gain is included in other, net. In the preceding quarter, OIBDA[1] was $34.3 million, including $7.0 million of gains on asset dispositions.

•
For the six months ended June 30, 2018, net income from continuing operations attributable to SEACOR Holdings Inc. was $45.8 million ($2.32 per diluted share) compared with $2.9 million ($0.17 per diluted share) in the six months ended June 30, 2017. For the six months ended June 30, 2018, OIBDA[1] was $65.2 million compared with $46.6 million in the six months ended June 30, 2017.

Charles Fabrikant, Executive Chairman, commented:
“I am pleased that our commercial team executed new charters for two of SEA-Vista’s U.S.-flag petroleum and chemical carriers increasing its revenue backlog by $96 million to approximately $368 million. SEA-Vista’s backlog now runs through 2026. I would also like to call attention to Witt-O’Brien’s results. For the first half of this year it has contributed just shy of $10 million to operating profit. This is a significant turn-around for a business that contributed slightly less than $3 million in operating profit for all of 2017 and one that lost money in 2016.”
Continuing Operation Discussion
Ocean Transportation & Logistics Services - Operating income was $8.2 million compared with $15.7 million in the preceding quarter. OIBDA1 was $19.8 million compared with $28.4 million in the preceding quarter. OIBDA1 in the second quarter included $10.0 million attributable to noncontrolling interests in SEA-Vista compared with $18.3 million in the preceding quarter. Operating income and OIBDA1 in the preceding quarter benefited from $1.9 million of gains on asset dispositions.
In the second quarter, SEA-Vista experienced 47 days of planned out-of-service time for one U.S.-flag petroleum and chemical carrier and incurred $5.2 million of regulatory dry-docking costs. The Company also docked one foreign-flag short-sea container vessel and six U.S.-flag harbor tugs.
Equity earnings of $3.0 million, net of tax, from Trailer Bridge, the Company’s joint venture operating in the Puerto Rico liner trader, were partially offset by $2.1 million of equity losses, net of tax, from the Company’s rail ferry joint ventures (RF Vessel Holdings and Golfo de Mexico) due to out-of-service time and associated dry-docking costs and repair expenses for the rail ferries.
Inland Transportation & Logistics Services - Operating income was $2.1 million compared with $3.4 million in the preceding quarter. OIBDA1 was $8.3 million compared with $9.6 million in the preceding quarter. Operating income and OIBDA1 in the preceding quarter benefited from $5.2 million of gains on asset dispositions, whereas the second quarter included only $0.5 million of gains.

1	See disclosure related to Non-GAAP measures in the statements of income (loss) and segment information tables herein.

Excluding gains on asset dispositions, operating income was $3.4 million higher than the preceding quarter as a result of improved margins for transporting grain and increased activity at the Company’s St. Louis terminals. Higher export demand for grains and difficult operating conditions pushed up freight rates to boost margins. The Company’s barge operations in Colombia also improved contributing $1.5 million of operating income. Better operating conditions on the Magdelana river made it possible to load more volume of paying cargo.
Equity earnings of 50% or less owned companies were $3.0 million higher. Operating results for SCF Bunge Marine, the Company’s joint venture that operates towboats on the U.S. Inland waterways, improved primarily due to favorable operating conditions resulting in the ability to increase tow sizes. Operating results for Bunge-SCF Grain, the Company’s joint venture that operates grain elevators in Illinois, improved primarily due to an increase in grain throughput activity as a consequence of higher export demand. Operating results for SCFCo, the Company’s joint venture operating on the Parana-Paraguay River in South America, improved as a consequence of a full quarter of operations for certain of SCFCo’s contracts that began during the preceding quarter and higher activity levels.
Foreign currency losses of $1.2 million were primarily due to the weakening of the Colombian peso in relation to the U.S. dollar underlying certain of the Company’s intercompany lease obligations.
Witt O’Brien’s - Operating income was $7.3 million compared with $2.5 million in the preceding quarter. Operating results were $4.8 million higher primarily due to increased activity related to ongoing recovery projects in the United States Virgin Islands and Texas following the hurricanes of 2017.
Other - During the second quarter, the Company acquired a controlling interest in CLEANCOR Energy Solutions LLC, a full service solution provider delivering clean fuel to end users. In addition, the Company recognized a pre-tax gain of $53.9 million on the sale of Hawker Pacific Airservices.
Corporate and Eliminations - Administrative and general expenses of $5.1 million were $1.3 million lower than the preceding quarter primarily due to lower professional fees.
Capital Commitments - The Company’s capital commitments as of June 30, 2018 were $6.2 million.
Liquidity and Debt - As of June 30, 2018, the Company’s balances of cash, cash equivalents, restricted cash, marketable securities and construction reserve funds totaled $376.3 million. Total outstanding debt was $539.8 million including $121.2 million of SEA-Vista debt that is non-recourse to the Company. SEA-Vista is a consolidated venture and had $65.0 million of borrowing capacity under its credit facility as of June 30, 2018.
During the second quarter, the Company exchanged $117.8 million aggregate principal amount of the Company’s outstanding 3.0% Convertible Senior Notes due 2028 for a like principal amount of new 3.25% Convertible Senior Notes due 2030. In addition, during the second quarter, the Company repurchased $0.3 million in principal amount of its 3.0% Convertible Senior Notes for $0.3 million and repurchased $1.7 million in principal amount of its 7.375% Senior Notes for $1.8 million. These transactions resulted in debt extinguishment losses of $5.4 million.
Adoption of Revenue Recognition Accounting Standard - On January 1, 2018, the Company adopted Financial Accounting Standard Board Topic 606, Revenue from Contracts with Customers (“Topic 606”). As a consequence of adopting Topic 606, the Company now recognizes all of the operating revenues and expenses associated with the barge pools it manages along with additional operating expenses reflective of barge pool earnings attributable to third party barge owners and not the Company in its capacity as manager. Previously, the Company recognized operating revenues and expenses only for its proportionate share of the barge pools in which it participated. All prior period results have been adjusted to reflect the retrospective adoption of Topic 606. The adoption of Topic 606 had no impact on previously reported operating income, segment profit, net income or earnings per share.
* * * * *
SEACOR Holdings Inc. (“SEACOR”) is a diversified holding company with interests in domestic and international transportation and logistics and risk management consultancy. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including risks relating to weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels, increased government legislation and regulation of the Company’s businesses that could increase the cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with the provision of emergency response services, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Ocean Transportation & Logistics Services, decreased demand for Ocean Transportation & Logistics Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence of Ocean Transportation & Logistics Services and Inland Transportation & Logistics Services on several key customers, consolidation of the Company’s customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Shipping Acts on the amount of foreign ownership of the Company’s Common Stock, operational risks of Ocean Transportation & Logistics Services and Inland Transportation & Logistics Services, effects of adverse weather conditions and seasonality, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors on Inland Transportation & Logistics Services’ operations, the ability to realize anticipated benefits from acquisitions and other strategic transactions, adequacy of insurance coverage, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company’s control as well as those discussed in Item 1A. (Risk Factors) of the Company’s Annual report on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission (“SEC”). It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.
For additional information, contact Investor Relations at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
		As Adjusted		As Adjusted
Operating Revenues	$216,831	$128,571	$401,655	$264,890
Costs and Expenses:
Operating	162,168	82,466	293,945	175,583
Administrative and general	24,311	25,540	50,106	48,418
Depreciation and amortization	18,844	17,469	38,453	34,188
	205,323	125,475	382,504	258,189
Gains on Asset Dispositions and Impairments, Net	506	5,897	7,551	5,709
Operating Income	12,014	8,993	26,702	12,410
Other Income (Expense):
Interest income	2,179	2,150	4,035	4,284
Interest expense	(8,604)	(11,676)	(17,167)	(21,980)
Debt extinguishment losses, net	(5,407)	(97)	(5,449)	(97)
Marketable security gains (losses), net	782	(21,674)	(3,016)	(838)
Derivative gains, net	—	16,897	—	19,727
Foreign currency gains (losses), net	(1,346)	(1,470)	344	(71)
Other, net	54,311	424	54,594	4
	41,915	(15,446)	33,341	1,029
Income (Loss) from Continuing Operations Before Income Tax Expense (Benefit) and Equity in Earnings of 50% or Less Owned Companies	53,929	(6,453)	60,043	13,439
Income Tax Expense (Benefit)	9,853	(3,664)	9,572	232
Income (Loss) from Continuing Operations Before Equity in Earnings of 50% or Less Owned Companies	44,076	(2,789)	50,471	13,207
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	1,931	2,333	1,094	2,441
Net Income (Loss) from Continuing Operations	46,007	(456)	51,565	15,648
Loss from Discontinued Operations, Net of Tax	—	(28,629)	—	(34,077)
Net Income (Loss)	46,007	(29,085)	51,565	(18,429)
Net Income attributable to Noncontrolling Interests in Subsidiaries	881	3,723	5,798	10,296
Net Income (Loss) attributable to SEACOR Holdings Inc.	$45,126	$(32,808)	$45,767	$(28,725)
Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.:
Continuing operations	$2.50	$(0.39)	$2.54	$0.17
Discontinued operations	—	(1.52)	—	(1.85)
	$2.50	$(1.91)	$2.54	$(1.68)
Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.:
Continuing operations	$2.14	$(0.39)	$2.32	$0.17
Discontinued operations	—	(1.52)	—	(1.82)
	$2.14	$(1.91)	$2.32	$(1.65)
Weighted Average Common Shares Outstanding:
Basic	18,076,944	17,207,831	18,023,752	17,141,306
Diluted	22,587,543	17,207,831	22,462,300	17,440,361

OIBDA(1)	$30,858	$26,462	$65,155	$46,598
______________________

(1)
Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, in its public releases and other filings with the Securities and Exchange Commission. The Company defines OIBDA as operating income (loss) plus depreciation and amortization. The Company’s measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of the Company’s ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except per share data, unaudited)

	Three Months Ended
	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017
			As Adjusted	As Adjusted	As Adjusted
Operating Revenues	$216,831	$184,824	$209,352	$176,605	$128,571
Costs and Expenses:
Operating	162,168	131,777	132,562	125,692	82,466
Administrative and general	24,311	25,795	34,157	20,531	25,540
Depreciation and amortization	18,844	19,609	20,369	20,501	17,469
	205,323	177,181	187,088	166,724	125,475
Gains on Asset Dispositions, Net	506	7,045	719	5,209	5,897
Operating Income	12,014	14,688	22,983	15,090	8,993
Other Income (Expense):
Interest income	2,179	1,856	1,896	2,367	2,150
Interest expense	(8,604)	(8,563)	(10,429)	(9,121)	(11,676)
Debt extinguishment gains (losses), net	(5,407)	(42)	(725)	3	(97)
Marketable security gains (losses), net	782	(3,798)	11,534	(12,478)	(21,674)
Derivative gains, net	—	—	—	—	16,897
Foreign currency gains (losses), net	(1,346)	1,690	(575)	969	(1,470)
Other, net	54,311	283	188	64	424
	41,915	(8,574)	1,889	(18,196)	(15,446)
Income (Loss) from Continuing Operations Before Income Tax Expense (Benefit) and Equity in Earnings (Losses) of 50% or Less Owned Companies	53,929	6,114	24,872	(3,106)	(6,453)
Income Tax Expense (Benefit)	9,853	(281)	(54,626)	(12,795)	(3,664)
Income (Loss) from Continuing Operations Before Equity in Earnings (Losses) of 50% or Less Owned Companies	44,076	6,395	79,498	9,689	(2,789)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	1,931	(837)	23	488	2,333
Net Income (Loss) from Continuing Operations	46,007	5,558	79,521	10,177	(456)
Income (Loss) from Discontinued Operations, Net of Tax	—	—	(487)	10,927	(28,629)
Net Income (Loss)	46,007	5,558	79,034	21,104	(29,085)
Net Income attributable to Noncontrolling Interests in Subsidiaries	881	4,917	6,227	3,543	3,723
Net Income (Loss) attributable to SEACOR Holdings Inc.	$45,126	$641	$72,807	$17,561	$(32,808)
Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.:
Continuing operations	$2.50	$0.04	$4.15	$0.38	$(0.39)
Discontinued operations	—	—	(0.03)	0.62	(1.52)
	$2.50	$0.04	$4.12	$1.00	$(1.91)
Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.:
Continuing operations	$2.14	$0.04	$3.37	$0.38	$(0.39)
Discontinued operations	—	—	(0.02)	0.62	(1.52)
	$2.14	$0.04	$3.35	$1.00	$(1.91)
Weighted Average Common Shares of Outstanding:
Basic	18,077	17,970	17,674	17,509	17,208
Diluted	22,588	18,179	22,711	17,638	17,208
Common Shares Outstanding at Period End	18,224	18,165	17,940	17,859	17,587

OIBDA(1)	$30,858	$34,297	$43,352	$35,591	$26,462
______________________

(1)
Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, in its public releases and other filings with the Securities and Exchange Commission. The Company defines OIBDA as operating income (loss) plus depreciation and amortization. The Company’s measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of the Company’s ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. SEGMENT INFORMATION (in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017
Ocean Transportation & Logistics Services
Operating Revenues	$105,155	$102,384	$109,434	$103,780	$72,023
Costs and Expenses:
Operating	75,044	65,333	58,215	65,866	33,850
Administrative and general	10,328	10,549	11,820	9,612	8,028
Depreciation and amortization	11,620	12,645	13,281	13,516	10,115
	96,992	88,527	83,316	88,994	51,993
Gains on Asset Dispositions, Net	3	1,883	19	73	6
Operating Income	8,166	15,740	26,137	14,859	20,036
Other Income (Expense):
Foreign currency gains (losses), net	(76)	(51)	(138)	5	8
Other, net	398	283	209	59	421
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	1,267	315	(486)	1,493	5,621
Segment Profit(1)	$9,755	$16,287	$25,722	$16,416	$26,086

OIBDA(2)	$19,786	$28,385	$39,418	$28,375	$30,151
Dry-docking expenditures for U.S.-flag petroleum and chemical carriers and dry bulk carriers (included in operating costs and expenses)	$5,291	$1,988	$(34)	$3,548	$—
Out-of-service days for dry-dockings of U.S.-flag petroleum and chemical carriers and dry bulk carriers	47	47	—	40	—

Inland Transportation & Logistics Services			As Adjusted	As Adjusted	As Adjusted
Operating Revenues	$73,409	$55,921	$74,412	$63,042	$50,424
Costs and Expenses:
Operating	62,361	48,181	57,858	53,822	44,682
Administrative and general	3,216	3,312	4,900	3,141	4,725
Depreciation and amortization	6,243	6,234	6,448	6,329	6,483
	71,820	57,727	69,206	63,292	55,890
Gains on Asset Dispositions, Net	503	5,162	700	5,136	5,891
Operating Income	2,092	3,356	5,906	4,886	425
Other Income (Expense):
Foreign currency gains (losses), net	(1,183)	1,703	(458)	992	(1,630)
Other, net	14	—	—	—	—
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	584	(2,454)	(314)	(1,235)	(1,264)
Segment Profit (Loss)(1)	$1,507	$2,605	$5,134	$4,643	$(2,469)

OIBDA(2)	$8,335	$9,590	$12,354	$11,215	$6,908

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017
Witt O’Brien’s
Operating Revenues	$37,308	$26,432	$25,406	$9,681	$6,061
Costs and Expenses:
Operating	24,399	18,306	16,534	6,068	4,043
Administrative and general	5,140	5,367	4,797	2,960	2,462
Depreciation and amortization	491	301	206	206	205
	30,030	23,974	21,537	9,234	6,710
Operating Income (Loss)	7,278	2,458	3,869	447	(649)
Other Income (Expense):
Foreign currency gains (losses), net	(17)	2	(12)	29	23
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(32)	135	(63)	100	(20)
Segment Profit (Loss)(1)	$7,229	$2,595	$3,794	$576	$(646)

OIBDA(2)	$7,769	$2,759	$4,075	$653	$(444)

Other
Operating Revenues	$969	$116	$116	$116	$116
Costs and Expenses:
Operating	392	—	—	—	—
Administrative and general	498	186	272	180	225
Depreciation and amortization	62	—	—	—	—
	952	186	272	180	225
Operating Income (Loss)	17	(70)	(156)	(64)	(109)
Other Income (Expense):
Foreign currency gains (losses), net	1	—	18	(12)	—
Other, net	53,902	—	(1)	—	—
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	112	1,167	886	130	(2,004)
Segment Profit (Loss)(1)	$54,032	$1,097	$747	$54	$(2,113)

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017
Corporate and Eliminations
Operating Revenues	$(10)	$(29)	$(16)	$(14)	$(53)
Costs and Expenses:
Operating	(28)	(43)	(45)	(64)	(109)
Administrative and general	5,129	6,381	12,368	4,638	10,100
Depreciation and amortization	428	429	434	450	666
	5,529	6,767	12,757	5,024	10,657
Operating Loss	$(5,539)	$(6,796)	$(12,773)	$(5,038)	$(10,710)
Other Income (Expense):
Derivative gains, net	$—	$—	$—	$—	$16,897
Foreign currency gains (losses), net	(71)	36	15	(45)	129
Other, net	(3)	—	(20)	5	3
______________________

(1)	Includes amounts attributable to both SEACOR and noncontrolling interests.

(2)
Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, for certain of its operating segments in its public releases and other filings with the Securities and Exchange Commission. The Company defines OIBDA as operating income (loss) for the applicable segment plus depreciation and amortization. The Company’s measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of the Company’s ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$317,389	$272,522	$239,246	$267,156	$223,154
Restricted cash	2,989	2,982	2,982	2,436	2,260
Marketable securities	39,745	38,963	42,761	62,606	75,071
Receivables:
Trade, net of allowance for doubtful accounts	142,474	111,083	110,465	83,287	59,772
Other	41,960	41,061	33,870	38,176	35,704
Inventories	4,690	3,821	4,377	3,952	2,444
Prepaid expenses and other	5,940	4,572	6,594	6,741	4,814
Discontinued operations	—	—	—	—	23,105
Total current assets	555,187	475,004	440,295	464,354	426,324
Property and Equipment:
Historical cost	1,388,468	1,354,989	1,351,741	1,483,434	1,340,400
Accumulated depreciation	(527,814)	(510,418)	(502,544)	(487,049)	(467,925)
	860,654	844,571	849,197	996,385	872,475
Construction in progress	5,046	15,528	28,728	22,769	133,537
Net property and equipment	865,700	860,099	877,925	1,019,154	1,006,012
Investments, at Equity, and Advances to 50% or Less Owned Companies	150,158	170,305	173,441	175,387	174,106
Construction Reserve Funds	16,142	36,790	51,339	51,846	65,429
Goodwill	32,774	32,807	32,761	32,773	32,749
Intangible Assets, Net	26,898	28,072	28,106	30,655	18,931
Other Assets	9,065	9,396	9,469	8,796	17,739
Discontinued Operations	—	—	—	—	32,595
	$1,655,924	$1,612,473	$1,613,336	$1,782,965	$1,773,885

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$8,925	$77,634	$77,842	$119,840	$125,655
Accounts payable and accrued expenses	61,732	40,844	44,013	31,518	32,437
Other current liabilities	68,102	59,651	57,330	70,762	49,602
Discontinued operations	—	—	—	—	6,324
Total current liabilities	138,759	178,129	179,185	222,120	214,018
Long-Term Debt	530,909	495,863	501,505	619,712	615,532
Deferred Income Taxes	97,767	102,084	101,422	165,093	161,185
Deferred Gains and Other Liabilities	70,653	74,923	77,863	81,238	97,245
Discontinued Operations	—	—	—	—	7,681
Total liabilities	838,088	850,999	859,975	1,088,163	1,095,661
Equity:
SEACOR Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	389	389	387	385	382
Additional paid-in capital	1,592,375	1,576,657	1,573,013	1,557,086	1,547,936
Retained earnings	462,428	417,302	419,128	377,700	360,139
Shares held in treasury, at cost	(1,367,433)	(1,367,433)	(1,368,300)	(1,363,558)	(1,364,273)
Accumulated other comprehensive income (loss), net of tax	(385)	96	(545)	(266)	(545)
	687,374	627,011	623,683	571,347	543,639
Noncontrolling interests in subsidiaries	130,462	134,463	129,678	123,455	134,585
Total equity	817,836	761,474	753,361	694,802	678,224
	$1,655,924	$1,612,473	$1,613,336	$1,782,965	$1,773,885

SEACOR HOLDINGS INC. FLEET COUNTS (unaudited)

	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017
Ocean Transportation & Logistics Services
Petroleum Transportation:
Petroleum and chemical carriers - U.S.-flag	10	10	11	11	10
Harbor Towing and Bunkering:
Harbor tugs - U.S.-flag	24	23	23	23	23
Harbor tugs - Foreign-flag	8	8	8	8	8
Offshore tug - U.S.-flag	1	1	1	1	1
Ocean liquid tank barges - U.S.-flag	5	5	5	5	5
Ocean liquid tank barges - Foreign-flag	1	1	1	1	1
PCTC, Liner and Short-sea Transportation:
PCTC(1) - U.S.-flag	4	4	4	4	—
Short-sea container/RORO(2) vessels - Foreign-flag	9	9	7	7	7
RORO(2) & deck barges - U.S.-flag	7	7	7	7	7
Rail ferry - Foreign-flag	2	2	2	2	—
Dry Bulk Transportation:
Dry bulk carrier - U.S.-flag	2	2	2	2	—
	73	72	71	71	62

Inland Transportation & Logistics Services
Dry-cargo barges	1,408	1,408	1,439	1,443	1,443
Liquid tank barges	20	20	20	20	19
Specialty barges(3)	5	5	7	10	10
Towboats:
4,000 hp - 6,600 hp	18	18	18	18	17
3,300 hp - 3,900 hp	3	3	3	3	3
Less than 3,200 hp	2	2	2	2	2
Harbor boats:
1,100 hp - 2,000 hp	15	15	15	15	15
Less than 1,100 hp	9	9	9	9	9
	1,480	1,480	1,513	1,520	1,518
______________________

(1)	Pure Car/Truck Carrier.

(2)	Roll On/Roll Off.

(3)	Includes non-certificated 10,000 and 30,000 barrel inland river liquid tank barges.